Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2019 Financial Results

- Full Year Net Income up 27% to a Record $48.3 Million, or $6.27 per Diluted Share -

VANCOUVER, Washington, February 25, 2020 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial Summary vs. Year-Ago Quarter

•	Net revenues increased 3% to $245.2 million versus $237.8 million.

•	Gross billings up 5% to $1.59 billion.

•	Net income of $11.7 million versus $16.9 million.

•	Diluted earnings per share of $1.51 versus $2.21.

Full Year 2019 Financial Summary vs. 2018

•	Net revenues increased to $942.3 million versus $940.7 million.

•	Gross billings up 5% to $5.97 billion.

•	Net income up 27% to $48.3 million.

•	Diluted earnings per share up 26% to $6.27.

“We had a strong quarter, culminating in a record year of earnings,” said BBSI President and CEO Mike Elich. “While topline growth remains softer than historical levels, we continue to see strength in our client additions. As I look at 2020, our foundation is strong. We have invested in our infrastructure over the years and are now positioned to complement our high touch model with enhanced technology solutions.”

Fourth Quarter 2019 Financial Results

Net revenues in the fourth quarter of 2019 increased 3% to $245.2 million compared to $237.8 million in the fourth quarter of 2018.

Total gross billings in the fourth quarter increased 5% to $1.59 billion compared to $1.52 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 4.2% in the fourth quarter and benefited from lower frictional costs and a favorable one-time adjustment of prior accident year liability of $3.1 million. This compares to 4.8% in the fourth quarter of 2018.

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Net income for the fourth quarter of 2019 decreased to $11.7 million, or $1.51 per diluted share, compared to $16.9 million, or $2.21 per diluted share, in the year-ago quarter. Net income in the fourth quarter of 2019 reflected an effective tax rate of 24%, up from 13% in the year-ago quarter.

Full Year 2019 Financial Results

Net revenues in 2019 increased to $942.3 million compared to $940.7 million in 2018.

Total gross billings increased 5% to $5.97 billion compared to $5.66 billion in 2018 (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 4.1% in 2019 and benefited from lower frictional costs and favorable one-time adjustments of prior accident year liability of $13.4 million. This compares to 4.7% in 2018.

Net income in 2019 increased 27% to $48.3 million, or $6.27 per diluted share, compared to $38.1 million, or $4.98 per diluted share, in 2018. Net income in 2019 reflected an increase in the effective tax rate to 21% compared to 15% in the prior year.

Outlook

For the full year 2020, the company expects diluted earnings per share of $5.05. This includes an increase in SG&A of $5.5 million, or $0.56 in earnings per diluted share, for the planned launch of mybbsi.com, the company’s new and improved customer portal. This also assumes an effective tax rate of approximately 20%.

BBSI expects gross billings to increase approximately 7% for the next rolling 12-month period.

The company also expects the range for workers’ compensation expense as a percentage of gross billings to be 4.2% to 4.4%. This does not include any change in estimate for prior year workers’ compensation liability, which has been trending favorably over the previous nine quarters.

Conference Call

BBSI will conduct a conference call on Wednesday, February 26, 2020, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2019.

BBSI’s President and CEO Michael Elich and CFO Gary Kramer will host the conference call, followed by a question and answer period.

Date: Wednesday, February 26, 2020
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13699147

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

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The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.mybbsi.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through March 26, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13699147

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three and twelve months ended December 31, 2019 and 2018.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Gross billings	$1,593,919	$1,515,916	$5,971,008	$5,663,095
PEO and staffing wages	$1,365,527	$1,287,485	$5,090,943	$4,790,669

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Workers' compensation	$57,600	$63,191	$211,890	$235,579
Safety incentive costs	8,862	8,991	31,663	33,385
Non-GAAP gross workers' compensation	$66,462	$72,182	$243,553	$268,964

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
PEO and staffing wages	85.7%	84.9%	85.3%	84.6%
Payroll taxes and benefits	6.8%	5.6%	7.2%	7.2%
Non-GAAP gross workers' compensation	4.2%	4.8%	4.1%	4.7%

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About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,200 clients across all lines of business in 29 states. For more information, please visit www.mybbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding gross billings growth, workers’ compensation expense, SG&A expenses, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2018 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$44,570	$35,371
Investments	82,590	416
Trade accounts receivable, net	163,561	151,597
Income taxes receivable	1,335	—
Prepaid expenses and other	14,919	13,880
Restricted cash and investments	116,873	120,409
Total current assets	423,848	321,673
Investments	—	1,687
Property, equipment and software, net	31,724	24,812
Operating lease right-of-use assets	23,805	—
Restricted cash and investments	327,326	348,165
Goodwill	47,820	47,820
Other assets	3,618	3,474
Deferred income taxes	2,788	8,458
	$860,929	$756,089
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	5,993	4,336
Accrued payroll, payroll taxes and related benefits	174,168	158,683
Income taxes payable	—	4,403
Current operating lease liabilities	6,671	—
Other accrued liabilities	8,846	20,566
Workers' compensation claims liabilities	118,273	109,319
Safety incentives liability	27,950	29,210
Total current liabilities	342,122	326,738
Long-term workers' compensation claims liabilities	320,713	304,078
Long-term debt	3,730	3,951
Long-term operating lease liabilities	17,883	—
Customer deposits and other long-term liabilities	4,682	2,285
Stockholders' equity	171,799	119,037
	$860,929	$756,089
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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Professional employer service fees	$212,033	$200,840	$819,873	$793,399
Staffing services	33,119	36,992	122,438	147,299
Total revenues	245,152	237,832	942,311	940,698
Cost of revenues:
Direct payroll costs	25,157	28,178	92,455	111,443
Payroll taxes and benefits	108,372	84,219	429,713	407,003
Workers' compensation	57,600	63,191	211,890	235,579
Total cost of revenues	191,129	175,588	734,058	754,025
Gross margin	54,023	62,244	208,253	186,673
Selling, general and administrative expenses	40,362	43,752	153,879	145,465
Depreciation and amortization	977	991	3,886	4,219
Income from operations	12,684	17,501	50,488	36,989
Other income, net	2,704	1,884	10,650	7,780
Income before income taxes	15,388	19,385	61,138	44,769
Provision for income taxes	3,674	2,529	12,846	6,707
Net income	$11,714	$16,856	$48,292	$38,062
Basic income per common share	$1.57	$2.28	$6.48	$5.18
Weighted average basic common shares outstanding	7,505	7,388	7,451	7,342
Diluted income per common share	$1.51	$2.21	$6.27	$4.98
Weighted average diluted common shares outstanding	7,736	7,634	7,699	7,647

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

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